                                                                      Exhibit 99
CoreStates Financial Corp.
Broad and Chestnut Streets                                      [CORESTATES LOGO
PO Box 7558                                                      APPEARS HERE]
Philadelphia PA 19101-7558



Contact      Gary Brooten or George Biechler
                  (215) 973-3546

For Release  Immediately Upon Receipt

                       CORESTATES REPORTS RECORD EARNINGS

     Philadelphia, October 22, 1997--CoreStates Financial Corp today reported net income of $198,814,000 or $1.00 per share for the third quarter and $596,653,000 or $2.91 per share for the first nine months of 1997. Earnings per share were up 12% for the quarter and 10% for the nine months compared to 1996 and were all-time records for CoreStates.

     The third quarter return on common equity of 24.53% placed CoreStates first among the top 25 U. S. banking companies and among the most elite of the world's banking organizations. Other third quarter performance measures -- return on assets of 1.71%, expense to revenue ratio of 53.07% and net interest margin of 5.13% --also ranked CoreStates in the top tier of the nation's largest banking companies.

     "These results continue the record of operating performance that has placed us consistently among the leaders of the banking industry throughout the 1990s," said Terrence A. Larsen, chairman.

     "At the same time, we know that CoreStates' continued success depends upon our ability to use these achievements as a platform for generating much higher levels of revenue growth," Larsen said. "I am completely committed to enhancing shareholder value. To that end, our strategic reassessment now under way is designed to evaluate which areas of our business will provide the greatest opportunities for further growth and how best to pursue these opportunities."

     THIRD QUARTER RESULTS

     Larsen said the quarterly results were fueled by "the strongest across-the-board fee revenue growth we have seen in several years and by healthy loan growth."

     Net income was $198,814,000 or $1.00 per share, compared with net income of $196,857,000 or 89 cents per share and operating income of $194,855,000 or 89 cents per share in the third quarter of 1996. The 1996 net income included significant and unusual items detailed in the attached table.

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     Revenues from CoreStates' five major categories of fee-based services were up by $23 million or 14% from a year earlier, led by double-digit growth in trust, international, third party processing and debit and credit card fees. Third party processing fees grew 38% year to year. Annualized growth in overall fee revenues compared to the second quarter was even stronger than year to year. The broader measure of total non-interest income was up 13% year to year and 16% annualized from the second quarter.

     Total loans were up $2.3 billion or 7% on September 30 compared to a year earlier and $637 million compared to June 30. The strongest areas of loan growth were in the commercial loan portfolio and, for the year to year period, short term international lending. Net interest income was down slightly due to effects of the share repurchase program discussed below. The net interest margin, while it is in the top five among the country's largest 25 banks, declined 45 basis points from a year earlier. Twenty basis points of the decline resulted from the effects of the stock repurchase program over the past year. The remainder resulted from the fact that loan growth was supported by market funding rather than core deposits, which reduced the margin even though the lending increased total net interest income.

     NINE-MONTH RESULTS

     Net income was $596,653,000 or $2.91 per share, compared to 1996 nine-month net income of $453,598,000 or $2.06 per share and operating income of $579,194,000 or $2.64 per share. Net income in the 1996 period included special items, mostly related to the Meridian acquisition, detailed in the attached tables.

     The record earnings for the first nine months of the year were driven by three quarters of growth in fee revenues, with a particularly strong third quarter, and by solid loan growth. Revenues from the principal fee-based services were up $52 million or 11% and overall non-interest income was up 7% compared to 1996 figures that exclude the significant and unusual items.

     Average loans were $1.9 billion higher for the full nine months than in 1996, but the net interest margin for the period was down 23 basis points. The key factors affecting the net interest margin were share repurchases and a decrease in the proportion of loans funded by core deposits. Net interest income was down slightly.

     CREDIT QUALITY

     The third quarter showed modest improvement in the indicators of
CoreStates' traditionally strong credit quality. Non-performing assets declined $20
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million from June 30 to $262 million at September 30, representing 0.5% of total assets and 0.7% of total loans plus real estate foreclosed.

     Net charge-offs in the quarter were $62.0 million, up from $36.9 million a year ago but near the level of $62.7 million in the second quarter of 1997. Net charge-offs for the nine months were $173.9 million, compared to $150.8 million in 1996.

     The provision for loan losses was $50 million in the third quarter and $143 million for the first nine months of 1997, compared to $40 million and $189 million, respectively, in 1996. The 1996 nine-month provision included $70 million that were part of the net merger-related charges of $175 million in the second quarter of 1996.

     SHARE REPURCHASE PROGRAM

     CoreStates made a privately-negotiated repurchase of three million shares in early September. In addition to providing shares for employee benefit and dividend reinvestment programs, this transaction completed the original authorization for repurchasing approximately 10% of outstanding shares and in addition fulfilled approximately 30% of the authorization to repurchase a further 3% of outstanding shares by year-end 1997.

     BALANCE SHEET AND CAPITAL STRENGTH

     Consolidated total assets at September 30 were $47.6 billion, including consolidated net loans of $35.1 billion. Consolidated total deposits were $33.7 billion. The comparable numbers for a year earlier were $45.2 billion, $32.8 billion and $32.3 billion, respectively.

     Shareholders' equity at September 30 was $3.1 billion or 6.54% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 7.9%. Tier 1 capital at September 30 was 8.3% of risk-adjusted assets and total capital was 11.9% of risk-adjusted assets, compared to regulatory minimum levels of 4% and 8%, respectively.

     There have been no significant and unusual items in 1997 earnings. Significant and unusual items for 1996 are detailed in the attached table.
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                           CORESTATES FINANCIAL CORP
                        (In thousands, except per share)


                                     Three Months Ended                  Nine Months Ended
                                        September 30,                      September 30,
                             -------------------------------      ------------------------------
                                1997               1996                 1997            1996
                             -------------------------------      -------------------------------
Net interest income plus
 non-interest income.......   $765,971           $776,978            $2,267,803      $2,279,094
                              ========           ========            ==========      ==========

Net income.................   $198,814           $196,857(a)         $  596,653        $453,598(a)
                              ========           ========            ==========      ==========

Net income per share.......   $   1.00              $0.89(a)         $     2.91           $2.06(a)
                              ========           ========            ==========      ==========

Average number of
 shares outstanding........    199,817            220,409               205,316         219,802
                              ========           ========            ==========      ==========

(a) Selected financial results for the three and nine months ended September 30, 1997 and 1996 excluding the significant 1996 items listed below, were as follows:

                                     Three Months Ended                  Nine Months Ended
                                        September 30,                      September 30,
                             -------------------------------      ------------------------------
                                    1997           1996                1997            1996
                             -------------------------------      -------------------------------
Net income.................      $198,814          $196,857          $  596,653      $  453,598
Exclude the following
 after-tax items:
  Restructuring and merger-
   related charges.........             -             7,704                  -          144,791
  Certain net investment
   gains...................             -           (18,626)                 -          (28,115)
  SAIF Fund special
   assessment..............             -             8,920                               8,920
                                 --------          --------          ----------      ----------
Operating earnings.........      $198,814          $194,855          $  596,653      $  579,194
                                 ========          ========          ==========      ==========
Operating earnings per
 share.....................      $   1.00          $   0.89          $     2.91      $     2.64
Return on average total
 assets....................          1.71%             1.79%              1.77%           1.77%
Return on average
  shareholders' equity.....         24.53%            19.53%             23.27%          19.76%

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